------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    Helsel,        Brett              L               F5 Networks, Inc. (Symbol)                to Issuer (check all applicable)
--------------------------------------------   ----------------------------------------------       Director          10% Owner
    (Last)        (First)         (Middle)                                4. Statement for      ----              ---
                                                                             Month/Year          X  Officer           Other (specify
 C/O F5 Networks, Inc                                                        May 2000           ----              --- below)
 200 First Avenue West  Suite 500              ----------------------------------------------   (give title below)
--------------------------------------------   3. IRS or Social Security                               VP Product Development
                  (Street)                        Number of Reporting                           ------------------------------------
    Seattle,        WA              98121         Person (Voluntary)
--------------------------------------------                              5. If Amendment,   7. Individual or Joint/Group Filing
    (City)        (State)           (Zip)                                    Date of Original   (check applicable line)
                                                                             (Month/Year)        X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)    (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                     5-9-00   S             10,000    D        $33.38          44,600               D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                                  150               I        Custodial
                                                                                                                          Acct
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                 (Print or Type Responses)                                                    (Over)
                                                                                                                     SEC 1474 (3/99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 29963  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                 (Print or Type Responses)                                                    (Over)
                                                                                                                     SEC 1474 (3/99)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Security
                             ative        Year)                  (Instr. 3, 4,    Year)                                 (Instr. 5)
                             Security                            and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non Qualified Stock Option   $67.75       4-1-00     A           12,500       4-1-01   4-1-10     Common  12,500        $67.75
(right to buy)(2)                                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership of            11. Nature of
   Derivative              Derivative                   Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

--------------------------------------------------------------------------
   12,500                  D
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

1. Held in a custodial account for the benefit of the reporting person's minor child.
   The reporting person disclaims any beneficial ownership of these shares.

2. Options vest 25% after one year and in equal monthly increments thereafter over the following 3-year period.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                         /S/ Brett Helsel            June 8, 2000
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
      If space provided is insufficient, see Instruction 6 for procedure.         **Signature of Reporting Person    Date


FORM 29963 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                 (Print or Type Responses)                                                    Page 3
                                                                                                                     SEC 1474 (3/99)

